MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

GLOBAL GROWTH FOCUS FUND

SERIES # 21

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/9/00	Infineon Technology	$67,840	$5,230,464,000	Deutche Bank
		$	$
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		$	$
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